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                                                                    Exhibit 10.5
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June 15, 2001


Mr. Richard Labaudiniere, Ph.D.
258 Western Avenue
Sherborn, MA 01770


Dear Richard:

     This letter will confirm our offer to you of employment with Genome Therapeutics Corp. (the "Company"), under the terms and conditions that follow:

     1. POSITION AND DUTIES. Effective October 30, 2000, you will be employed by the Company, on a full-time basis as its Senior Vice President of Research and Development. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, skill and knowledge exclusively to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of your duties and responsibilities for them. You warrant that you are free to enter into and fully perform this agreement and are not subject to any employment, confidentiality, non-competition or other agreement which conflicts with this agreement.

     2. COMPENSATION AND BENEFITS. During your employment, as compensation for all services performed by you for the Company and its subsidiaries, the Company will provide you the following pay and benefits:

          a. BASE SALARY. The Company will pay you a base salary at the rate of Two Hundred Thirty Thousand Dollars ($230,000) per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board of Directors of the Company (the "Board") in its discretion (such base salary as in effect from time to time, the "Base Salary").

          b. BONUS COMPENSATION. During your employment, pursuant to the Company's Management Incentive Plan, you will be considered annually for a bonus of up to thirty (30%) of your Base Salary. For fiscal year 2001, your target bonus shall be pro-rated for the part of the fiscal year for which you were employed by the Company. It is anticipated that the Company's fiscal year will be changed to a December 31 year end. Bonus awards will be determined by the Board, based on your performance and that of the Company against goals established annually by the Board after consultation with you. Subject to Board approval, half of any annual bonus will be paid in cash and half will be paid in options on the Company's common stock.
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          c.   STOCK OPTIONS. As a bonus for commencing employment with the
Company, you have received a stock option covering 4,500 shares of the Company's common stock with an exercise price of $0.10 per share. The Company has also granted to you an additional stock option covering 100,000 shares of the Company's common stock with an exercise price of $14.375 per share. The terms of these options are governed by the Company's option plans and stock option agreements between the Company and you.

          d. PARTICIPATION IN EMPLOYEE BENEFIT PLANS. You will be entitled to participate in all employee benefit plans from time to time in effect on the same basis as other executive employees of the Company, except to the extent such plans are duplicative of benefits otherwise provided to you under this agreement. Your participation will be subject to the terms of the applicable plan documents and applicable Company policies.

          e. VACATIONS AND OTHER BENEFITS: You will be entitled to four (4) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. In addition, the Company shall provide you with a cellular telephone and related service plan.

          f. RELOCATION EXPENSE REIMBURSEMENT. The Company shall reimburse you, upon proper accounting, for reasonable and customary expenses up to $75,000 incurred by you in the course of relocating to the Boston, Massachusetts area. In addition, the Company shall pay you such additional amount as is necessary to compensate you for any tax you may incur by reason of such reimbursement payment. Your rights to seek reimbursement pursuant to this paragraph shall expire on October 30, 2001; provided, however, that you shall have rights to reimbursement in accordance with this paragraph for any expenses incurred prior to such date so long as you submit a reasonably detailed reimbursement request within thirty days following October 30, 2001.

          g. CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES. You acknowledge that, in consideration for your employment with the Company, you have agreed to and executed a joinder dated April 5, 2001 to Genome Therapeutics' Intellectual Property Policy, including Appendix I thereof ("Invention, Assignment, Non-Disclosure and Covenant Not To Compete"), which imposes certain non-competition, non-solicitation and non-disclosure restrictions on you (such joinder referred to hereinafter as the "Intellectual Property and Non-Compete Agreement

     3. TERMINATION OF EMPLOYMENT; SEVERANCE. Your employment under this agreement shall continue until one party delivers to the other party a written notice of termination setting forth the reason, if any, for the termination. If you terminate your employment without Good Reason (as defined below), you will give the Company two month's written notice.

          a. In the event of termination of your employment by the Company other than for Cause (as defined below) or your termination of employment for Good Reason, the Company will: (i) continue to pay you your Base Salary and provide you with

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the benefits set forth in paragraph 2.d. hereof for the lesser of (x) a period of nine (9) months from the date of termination or (y) such period of time that it takes you to find comparable employment; (ii) pay you on the date of termination any Base Salary earned but not paid through the date of termination; and (iii) pay you any bonus to which you are entitled in accordance with paragraph 2.b. above, prorated to the date of termination and payable at the time such bonuses are payable to Company executives generally. All severance payments will be payable in accordance with the normal payroll practices of the Company.

          b. In the event of termination of your employment by the Company for Cause or termination by you other than for Good Reason, the Company will have no further obligations to you other than paying you any Base Salary earned but not paid through the date of termination.

          c. If within two years of a Change of Control (as defined in Exhibit A hereto) of the Company, (i) you are terminated other than for Cause, or (ii) you terminate your employment with the surviving company due to the fact that
(a) the surviving company takes any action that results in a material diminution in your position, authority or duties as such position, authority or duties existed immediately prior to the Change of Control or (b) the surviving company takes any action that would require you to have your principal place of work changed to any location outside a thirty-five (35) mile radius of the City of Boston, then, in the case of either (i) or (ii), the Company will continue to pay your Base Salary (as in effect at the time of your termination) and provide you with the benefits set forth in paragraph 2.d. above for a period of twelve
(12) months from the date of termination. The Company will also pay you on the date of termination any Base Salary earned but not paid through the date of termination. All severance payments will be payable in accordance with the normal payroll practices of the Company. If you are eligible for severance payments under this paragraph upon termination, then the provisions of paragraph 4.a. above shall not apply to such termination.

          d. For purposes of this agreement, "Cause" shall mean: (i) your material failure to perform (other than by reason of disability), or material negligence in the performance of, your duties and responsibilities to the Company or any of its subsidiaries; (ii) your material breach of this agreement or any other agreement between you and the Company or any of its subsidiaries;
(iii) the commission of a felony or other crime involving an act of moral turpitude; or (iv) a material act of dishonesty or breach of trust on your part resulting or intended to result, directly or indirectly, in a personal gain or enrichment at the expense of the Company.

          e. For purposes of this agreement, "Good Reason" shall mean: (i) any action by the Company that results in a material diminution in your position, authority or duties with the Company, excluding any isolated, insubstantial or inadvertent action not taken in bad faith and which is promptly remedied by the Company; (ii) material failure of the Company to provide you compensation and benefits in accordance with the terms of paragraph 2 of this agreement for more than ten business days after notice from you specifying in reasonable detail the nature of the failure or (iii) a Change of Control.

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          f.   This agreement shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable, in the reasonable judgment of the Board, to continue to perform substantially all of your duties and responsibilities under this agreement, the Company will continue to pay you your Base Salary and to provide you benefits in accordance with paragraph 2.d. above, to the extent permitted by plan terms, for up to twenty-six (26) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days. The obligations of the Company to make payments to you due to disability pursuant to this paragraph 4.f. shall be reduced by the amount of any payments you receive pursuant to the Company's disability insurance policy. If you are, in the reasonable judgment of the Board, unable to return to work after twenty-six (26) weeks of disability, the Company may terminate your employment, upon notice to you.

     4. MISCELLANEOUS. This agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, however, that you and the Company acknowledge and agree that the Intellectual Property and Non-Competition Agreement shall remain in full force and effect. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. This agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. All payments made hereunder shall be net of any tax or other amount required to be withheld by the Company by law. Neither you nor the Company may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this agreement without your consent to one of its subsidiaries or to any Person that acquires substantially all the assets of the Company, by means of a merger or otherwise. Your obligations to the Company under the Intellectual Property and Non-Competition Agreement shall survive the termination of this agreement.

     5. NOTICES. Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

     6. BINDING EFFECT. This agreement shall be binding upon and inure to the benefit of your heirs and representatives and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of its assets, by agreement in form and substance satisfactory to

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you, expressly to assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform this agreement if no such succession had taken place. Regardless of whether such agreement is executed, this agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this agreement.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than June 29, 2001. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,                        Accepted and Agreed:


Steven M. Rauscher                      ----------------------------------
President and Chief Executive Officer   Richard Labaudiniere, Ph.D.

                                        Date:
                                             -----------------------------

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                        Definition of Change of Control
                        -------------------------------

     A "Change of Control" shall be deemed to have occurred if and when: (i) the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be controlled by another corporation or other entity; provided, however, for purposes of this clause (i) that (A) if such an agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured and, (B) if immediately after such effective date the voting shareholders of such other corporation or entity shall be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a "Change of Control;" (ii) any "person" (as such term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Company that represent 35% or more of the votes that could then be cast in an election for members of the Company's Board; or (iii) during any period of 24 consecutive months, commencing after the effective date of this agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Company's Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (A) the directors then in office who were directors at the beginning of the 24-month period, or (B) the directors specified in clause (A) plus directors whose election has been so approved by directors specified in clause
(A).

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